EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in Registration Statement Nos. 333-160235 and 333-161857 on Form S-3 and Registration Statement Nos. 333-02245, 333-42010, 333-50809, 333-86846, 33-78102, 333-151763, 333-169295 and 333-169296 on Form S-8 of our reports dated January 12, 2012 relating to the consolidated financial statements and financial statement schedule of Photronics, Inc. and subsidiaries and the effectiveness of Photronics, Inc. and subsidiaries internal control over financial reporting appearing in this Annual Report on Form 10-K of Photronics, Inc. and subsidiaries for the year ended October 30, 2011.

/s/Deloitte & Touche LLP
Hartford, Connecticut
January 12, 2012